Exhibit 10.12

NGM BIOPHARMACEUTICALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

Aetna Wun Trombley

This Executive Employment Agreement (“Agreement”) is effective as of July 25, 2018, by and between Aetna Wun Trombley (“Executive”) and NGM Biopharmaceuticals, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.	Employment by the Company.

1.1 Position. Subject to terms and conditions set forth herein, the Company agrees to employ Executive in the position of President and Chief Operating Officer, reporting to the Company’s Chief Executive Officer, and Executive hereby accepts such employment. Executive will assume such duties and responsibilities upon the earlier to occur of: (a) the departure from the Company of its current President; or (b) the date the Company’s 2018 registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or similar regulatory body in a foreign jurisdiction, is first available on EDGAR (such earlier date, the “Assumption Date”).

During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2 Duties and Location. Executive shall perform such duties as are consistent with the position of President and Chief Operating Officer following the Assumption Date. With the Chief Executive Officer, Executive shall be responsible for the general supervision, direction and control of the business and officers of NGM. These duties will initially include responsibility for all aspects of the following operations of the Company: alliance management, business and corporate development, business strategy, human resources, information technology, legal (including contracts and intellectual property), investor/public relations, the office administrative team, project management, product strategy and quality assurance. The Board may modify Executive’s duties, in a manner consistent with Executive’s training and experience, as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. Executive’s primary office location shall be the Company’s headquarters. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that, when the terms of this Agreement differ from, or are in conflict with, the Company’s general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Bonus. Executive will be entitled to participate in any bonus plan adopted by the Company for its employees or executive officers on such terms as the Board may determine in its discretion.

2.3 Standard Company Benefits. Executive shall be entitled to all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its officers.

2.4 Vacation. Executive will be entitled to four (4) weeks of paid vacation each year, such vacation to be taken in accordance with the Company’s vacation policy (including, without limitation, its policy relating to maximum accrual). The timing and duration of specific vacations to be mutually and reasonably agreed to by the parties hereto.

2.5 Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

2.6 Option Grant. Subject to the approval by the Board, Executive will be awarded a stock option to purchase seven hundred thousand (700,000) shares of the Company’s Common Stock (the “Option Grant”). The Option Grant shall be awarded immediately following the receipt of last required approval from the Board and stockholders of the Company necessary to authorize the amendment to the 2018 Equity Incentive Plan, as amended (the “Plan”) to enable an increase in the number of shares reserved for issuance sufficient to cover the Option Grant. The purchase price per share for the Option Grant will be the fair market value as determined by the Board when the Option Grant is awarded. The Option Grant shall be subject to the terms and conditions of the Plan. 1/48th of the shares initially subject to the Option Grant shall vest on each month as measured from the respective Option Grant date, provided in each case that the Executive is then providing Continuous Service (as defined in the Plan) to the Company.

3.	Proprietary Information Obligations.

3.1 Proprietary Information Agreement. As a condition of employment, Executive agrees that the Employee Proprietary Information and Inventions Agreement previously executed by Executive and attached hereto as Exhibit A remains in full force and effect and is accurate in all material respects.

3.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.	Outside Activities During Employment.

4.1 Non-Company Business. Executive will not, during the term of Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise, other than: (a) ones in which Executive is a passive investor; and (b) Executive’s service on the Board of Directors of Carmot Therapeutics, Inc. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

4.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

5.	Termination of Employment

5.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined herein) or advance notice.

5.2 Termination Without Cause or Resignation for Good Reason Following a Change in Control. If, on or within eighteen (18) months after the effective date of a Change in Control (as defined herein), the Company terminates Executive’s employment without Cause (as defined herein) and other than as a result of her death or disability, or Executive resigns for Good Reason (as defined herein), and provided such termination or resignation constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-l(h)), and Executive signs the Company’s standard form of release within the time period specified by the Company and allows it to become effective in accordance with its terms but in no event later than 60 days following Executive’s termination, and provided Executive complies with Executive’s obligations under Executive’s Employee Proprietary Information and Inventions Agreement, then the Company shall provide Executive with the following severance benefits:

(i) Salary and Benefit Continuation. The Company will pay Executive severance in the form of continuation of Executive’s Base Salary (at the rate then in effect) for a nine (9) month period following Executive’s last day of employment, in addition to any accrued salary, the accrued but unpaid portion of Executive’s bonus, if any, and accrued and unused vacation, through Executive’s last day of employment. These salary continuation payments will be paid on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the applicable period following termination; provided, however, that no payments will be made prior to the 60th day following Executive’s termination. On the 60th day following Executive’s termination date, the Company will pay Executive in a lump sum the salary continuation payments that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the release deadline, with the balance of the cash severance being paid as originally scheduled. Each such installment will be deemed a separate “payment” for purposes of Section 409A of the Code. In addition, Executive shall have the right to continue her health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or successor statute and any analogous provisions of applicable state law. Provided that Executive makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or any state law of similar effect), the Company will pay the premiums for such continued coverage for Executive and her eligible dependents for the first nine (9) months of such coverage, or such earlier date as Executive (or her dependents, as applicable) ceases to be eligible for such continuation coverage.

(ii) Accelerated Vesting. The Company will accelerate the vesting of the Stock Rights, to the extent then-outstanding and unvested, such that all shares subject to the Stock Rights shall be deemed immediately vested and exerciseable as of Executive’s termination date.

5.3 Termination Without Cause or Resignation for Good Reason Not Following a Change in Control. If at any time other than on or within eighteen (18) months following the effective date of a Change in Control, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.4 Termination for Cause; Resignation Without Good Reason. If at any time, the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, the accrued but unpaid portion of Executive’s bonus, if any, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.5 Section 409A Compliance. It is intended that each installment of the severance payments and benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, it is intended that the severance satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-l(b)(4) and 1.409A-l(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the severance payment provided above upon a separation from service constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and if Executive is a “specified employee” of the Company or any successor entity thereto as of the separation from service, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance (or any portion thereof) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the severance payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance in accordance with the payment schedule set forth above.

5.6 Definitions.

(i) Cause. For purposes of this Agreement, “Cause” shall mean the good faith determination by the Board that any one or more of the following events has occurred: (a) conviction of any felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against the Company; (c) willful and material breach of Executive’s duties that has not been cured within 30 days after written notice from the Board of such breach; (d) intentional and material damage to the Company’s property; (e) material breach of the Proprietary Information and Inventions Agreement; or (f) death, severe physical or mental disability.

(ii) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean: (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the voting power of the surviving corporation); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, a majority of the voting power of the surviving corporation); or (d) any transaction or series of related transactions in which 50% or more of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

(iii) Code. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended

(iv) Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation from all positions held with the Company if any of the following actions are taken by the Company or a successor corporation or entity without Executive’s consent, and Executive notifies the Company in writing, within ten (10) days after the occurrence of one of the following actions, that Executive intends to terminate her employment no earlier than thirty (30) days after providing such notice, and the Company fails to cure such actions within thirty (30) days after receipt of such notice, and such resignation is effective not later than (30) days after the Company fails to cure the issue: (a) a substantial reduction of Executive’s rate of compensation; (b) a material reduction in Executive’s duties or responsibilities; (c) a material failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement in the event of a Change in Control; or (d) a relocation of Executive’s principal place of employment to a place greater than 50 miles from Executive’s then current principal place of employment, which relocation results in a material increase in Executive’s commute.

(v) Stock Rights. For purposes of this Agreement, “Stock Rights” shall mean all of Executive’s options, restricted stock, restricted stock units or rights to acquire vested ownership of shares of Common Stock of the Company under plans, agreements or arrangements that are compensatory in nature, including, without limitation, the Option Grant, the Plan and other agreements between the Company and Executive.

6.	General Provisions.

6.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

6.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Complete Agreement. This Agreement, including Exhibit A, between Executive and the Company constitutes the entire agreement between Executive and the Company and it is the complete, final and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

6.5 Counterparts. This Agreement may be executed in separate counterparts, anyone of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof

6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of her duties hereunder and he may not assign any of her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

6.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

6.9 Authorization. Executive’s employment with the Company shall be contingent upon Executive’s providing legal proof of Executive’s identity and authorization to work in the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

NGM BIOPHARMACEUTICALS, INC.

/s/ William J. Rieflin
William J. Rieflin
Chief Executive Officer

EXECUTIVE

/s/ Aetna Wun Trombley
Aetna Wun Trombley